SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      January 15, 1999
(Date of earliest event reported)  (December 4, 1998)

USCI, INC.
(Exact name of registrant as specified in its charter)
Delaware                     0-22282       13-3702647
(State or other jurisdiction (Commission (IRS Employer
 of incorporation)          File Number) Identification No.)

6115-A Jimmy Carter Blvd., Norcross, Georgia        30071
(Address of principal executive offices)          (Zip Code)

                        (770) 840-8888
(Registrant's telephone number including area code)
(Former name or former address if changed since last report)


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Item 5.
By Agreement dated December 4, 1998, between Ameritel Communications, Inc. ("Ameritel") and Metrocall, Inc., Ameritel agreed to sell its paging services subscriber base of approximately 22,000 subscribers to Metrocall for $876,000 in non-cash consideration representing the sums due and owing from Ameritel to Metrocall.

On November 3, 1998, the Registrant filed a Current Report on Form 8-K advising that the Registrant and Ameritel received notice that they are not in compliance with certain covenants under the Loan and Security Agreement dated as of June 5, 1998 between Ameritel and Foothill Capital Corporation ("Loan and Security Agreement") as a result of, among other defaults, Ameritel's failure to make payments of amounts due to certain vendors and carriers within the prescribed time periods provided under the terms of the Loan and Security Agreement. The covenant violations constitute events of default under the Loan and Security Agreement.
By Third Amended Forbearance Agreement dated January 12, 1999, Foothill Capital Corporation agreed to forbear from exercising its rights under the Loan and Security Agreement until January 31, 1999 and continues to advance funds to Ameritel under the terms of the Loan and Security Agreement.
Although the Registrant intends to seek to extend the period of forbearance beyond January 31, 1999, there is no assurance and no representation is made that the Registrant will be successful in doing so.
Reference is made to the Registrant's Current Report on Form 8-K and the agreement filed as an exhibit thereto dated and filed on July 7, 1998 for a complete description of all of the terms and conditions of the Loan and Security Agreement.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           USCI, Inc.
                                         (Registrant)

                                  By: /s/ Robert J. Kostrinsky
                                            Robert J. Kostrinsky
                                        Executive Vice President
January 15, 1999